Exhibit 5

OPINION OF COUNSEL

HARRIS BEACH LLP
99 Garnsey Road
Pittsford, New York 14534
April 1, 2005

Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623

Ladies and Gentlemen:

     We have acted as counsel to Harris Interactive Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s registration statement on Form S-8 with the Securities and Exchange Commission on or about April 1, 2005 (the “Registration Statement”), under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company’s offering of up to 235,000 shares (the “Shares”) of the Common Stock of the Company, par value $.001 per share (the “Common Stock”), issuable upon exercise of stock options granted under that certain Non-Qualified Stock Option Agreement entered into by and between the Company and Frank J. Connolly, Jr. dated as of January 3, 2005 (the “Option Agreement”).

     In rendering this opinion, we have (i) examined the Registration Statement and the exhibits thereto, (ii) examined and relied upon original, certified, conformed, photostat or other copies of the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, minutes of meetings and resolutions of the Board of Directors of the Company and such other documents and records, and (iii) made such investigation of fact and such examination of law, all as we have deemed necessary and appropriate in order to enable us to render the opinion set forth herein.

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (i) the Shares have been duly authorized for issuance, and (ii) when the Shares shall have been issued and sold on the terms contemplated by the Option Agreement, the Shares will be validly issued, fully paid and non-assessable.

     The opinion set forth above is subject to the following qualifications:

     (a) We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

     (b) In connection with the rendering of this opinion, we express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the laws of the State of Delaware and the federal laws of the United States of America.

     (c) Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     (d) Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts, as they currently exist.

Very truly yours,
/s/ Harris Beach LLP
HARRIS BEACH LLP